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EXHIBIT 21.1 LIST OF SUBSIDIARIES

     NAME OF SUBSIDIARY                               JURISDICTION

Empire Resources Pacific Ltd.                           Delaware
I.T.I. Innovative Technology, Ltd.                      Israel
CompuPrint Ltd.                                         Israel